Exhibit 99.1

John Indest Takes on New Role With LHC Group

LAFAYETTE, La.--(BUSINESS WIRE)--August 24, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that the Company has restructured John Indest's position and responsibilities at his request. Mr. Indest will step down as President and now serve as Special Advisor to the Chief Executive Officer. Mr. Indest will continue to serve as a member of the Company’s Board of Directors and as Chair of the Quality Committee of the Board of Directors. In connection with this change in roles, Keith Myers, Chairman and Chief Executive Officer, will once again assume the role of President.

In his new role, Mr. Indest will work full time on projects for the Company in the areas of business development, acquisition integration, joint venture relations and leadership training and education. In addition, Mr. Indest will serve as the Company’s liaison with the National Association of Home Care & Hospice as well as other industry-focused groups.

During the past 11 years, Mr. Indest has been an integral part of expanding LHC Group from six locations and just over 50 employees to 269 locations and more than 6,600 employees today. During his career in home care, Mr. Indest has testified before the United States House of Representatives’ Ways and Means Subcommittee on healthcare issues and was co-chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the state of Louisiana. He also served on the Executive Committee as a Director of the National Association of Home and Hospice Care.

In response to this change in roles, Mr. Indest stated, “I want to thank Keith and the LHC Board of Directors for honoring my personal request to step back from my role as President of LHC Group. In this new position, I want to be more “visible” to our personnel in the field and assist in our efforts to make certain that the principles and values upon which our company was founded continue to be manifest throughout LHC Group Family.”

Keith Myers, Chairman and Chief Executive Officer, stated, “Johnny has been instrumental in building and developing the strong management team we have in place today, which makes it possible for him to move into this new position. In his new role, he will continue to assist in our leadership training efforts and ensure that the culture he helped to build remains vital to our success. While Johnny will continue working closely with me both as a Director and as Special Advisor going forward, I want to take this opportunity to recognize and thank him personally and on behalf of the entire LHC Group Family for his past 11 years of service to LHC Group. Since joining the LHC Group Family in 1998, his experience and leadership skills have been indispensable. We look forward to benefiting from his wisdom and experience for many years to come.”

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com